UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Act of 1934

December 19, 2016

(Date of Report)

December 22, 2016

(Date of Earliest Reported Event)

AMERICATOWNE Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-55206	46-5488722
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

4700 Homewood Court, Suite 100; Raleigh, NC 27609

 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(888) 406 2713

(ISSUER TELEPHONE NUMBER)

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

◻   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 Entry into a Material Definitive Agreement

First Amendment to Master Joint Venture and Operational Agreement – Nationwide Microfinance Limited

On July 5, 2016, the Company entered into a Master Joint Venture and Operational Agreement (the “Joint Venture Agreement”) with Nationwide Microfinance Limited, a Ghanaian corporation (“Nationwide”). Under the terms of the Joint Venture Agreement, the parties agreed combine efforts, resources and established relationship in furthering the operational and financial development of a Savings and Loan company operating under the laws of Ghana, and potentially related services, in the United States and Ghana through a publicly reporting and trading entity in the United States. Nationwide has represented that it currently operates a Tier 2 microfinance company providing retail and commercial financial products and services in Ghana pursuant to a valid license in good standing issued by the Ghana Banking Authority.

The Joint Venture Agreement was amended on December 19, 2016 with the execution of the First Amendment to Master Joint Venture and Operational Agreement (the “First Amendment”). The First Amendment discloses that, on September 14, 2016, Nationwide’s control person – Joseph Edu-Quayson, had issued 400,000 shares of Nationwide’s common stock to AmericaTowne’s control person – Alton Perkins to be held in escrow by Mr. Perkins for the benefit of AmericaTowne until further direction. These shares were subsequently transferred to the Company on October 26, 2016, as set forth in the Company’s Form 8-K dated October 27, 2016. In addition, on October 26, 2016, in further performance under the Joint Venture Agreement, Mr. Edu-Quayson conveyed 100,000 shares of his stock in Nationwide to the Company resulting in the Company holding title to 25% of the issued and outstanding shares in Nationwide. These issuances were ratified by Nationwide and the Company in the First Amendment.

The Company purchased the controlling interest in EXA, Inc., a Florida corporation (“EXA”), in furtherance of its duties and obligations under the Joint Venture Agreement. Mr. Perkins, as the control person of the Company voted the Company’s controlling interest to change the name of EXA to ATI Nationwide Holding Corp. (“ATI Nationwide”). Mr. Perkins is the sole director and officer of ATI Nationwide until such time the Company and Nationwide vote their shares in ATI Nationwide in appointing the Board and subcommittees thereof, as set forth in the Joint Venture Agreement.

Under the First Amendment, Mr. Perkins has agreed to vote his controlling interest in the Company and exercise his powers as the sole director and officer of ATI Nationwide in issuing Nationwide 80,000,000 shares of common stock in ATI Nationwide. These shares shall be issued to Nationwide in reliance on the representation by Nationwide that it has obtained all necessary corporate approvals to accept these shares, and that it shall retain title to these shares of common stock in ATI Nationwide on its own account without the intent to distribute through public resale without registration or without an applicable exemption to registration. These shares shall be issued pursuant to a Stock Subscription Agreement to be signed by an authorized officer of Nationwide. Once executed and performed, the Stock Subscription shall merge with the First Amendment. This issuance is conditioned upon Nationwide authorizing Mr. Edu-Quayson’s transfer of 1,020,000 shares of his common stock to ATI Nationwide (referred to in the First Amendment as the “New Issuance”) with the following representations, restrictions and conditions:

(a) Mr. Edu-Quayson representing and warranting to ATI Nationwide that he has the power, right and authority under Nationwide’s corporate governance agreements and filings to transfer his shares in Nationwide to ATI Nationwide, and that the shares being issued are not subject to any encumbrance;

(b) ATI Nationwide assigns its voting proxy on the New Issuance to Nationwide until ATI Nationwide meets the projected financing benchmark in Section 4 of the Agreement; however, Nationwide agrees that this proxy does not apply to any voting matter associated with ATI Nationwide, just those voting matters associated with Nationwide;

(c) Upon meeting the funding benchmarks, or upon mutual agreement of the Parties, the voting proxy shall terminate effective immediately resulting in ATI Nationwide retaining all voting rights associated with the New Issuance;

(d) The voting proxy shall terminate immediately upon ATI Nationwide’s equity interest in Nationwide being diluted below 51% of issued and outstanding shares in Nationwide, or in the event of the sale of all or substantially all of Nationwide’s assets to an unrelated third-party, i.e. the only limitation and restriction on the New Issuance is voting rights; and

(e) ATI Nationwide is precluded from collateralizing or encumbering the shares associated with the New Issuance, or in taking any action that might result in the assignment of third-party rights in the shares.

Nationwide and the Company agreed that, upon full performance of the First Amendment, the Company would hold title to 25% of the issued and outstanding shares of stock in Nationwide, and ATI Nationwide would hold title to 51% of the issued and outstanding shares of stock in Nationwide subject to the restrictions set forth above. The parties acknowledge that the Agreement and the First Amendment are not materially definitive agreements in light of mutual obligations of continued performance; however, the Company is of the opinion that disclosure of the Agreement and the First Amendment is consistent with its reporting obligations under the applicable securities laws and regulations.

ITEM 9.01 EXHIBITS

(d) Exhibits

Exhibit	Description
10.2	Master Joint Venture and Operational Agreement dated July 11, 2016, and as amended on December 19, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICATOWNE, INC. By: /s/ Alton Perkins Alton Perkins Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Secretary Dated: December 22, 2016

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